(Face of Note)

[GLOBAL NOTE LEGEND]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”), OR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT IS MADE TO ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF EUROCLEAR OR CLEARSTREAM OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[REGULATION S LEGEND]

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE~~,~~. BY ACQUISITION HEREOF, THE HOLDER:

(1) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT;

(2) AGREES THAT IT WILL NOT WITHIN THE PERIOD SET FORTH IN RULE 144(k) UNDER THE SECURITIES ACT (CURRENTLY TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUANCE OF THIS SECURITY OTHER THAN WITH RESPECT TO AFFILIATESOR THE ACQUISITION FROM AFFILIATE OF THE COMPANY) (A) RESELL OR OTHERWISE TRANSFER THE SECURITY EVIDENCED HEREBY EXCEPT (I) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (II) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (III) TO A NON-U.S. PERSON OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (IV) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE, OR (V) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER OR (B) ENGAGE IN HEDGING TRANSACTIONS WITH RESPECT TO THIS SECURITY UNLESS IN COMPLIANCE WITH THE SECURITIES ACT; AND

(3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THE SECURITY EVIDENCED HEREBY IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE 2(A)(V) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

[TAX ORIGINAL ISSUE DISCOUNT LEGEND]

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE WAS ISSUED WITH TAX ORIGINAL ISSUE DISCOUNT. FOR PURPOSES OF THESE RULES, THE ISSUE DATE OF THIS NOTE IS JANUARY 11, 2008, AND A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF TAX ORIGINAL ISSUE DISCOUNT, AND YIELD TO MATURITY BY SUBMITTING A WRITTEN REQUEST TO THE COMPANY AT MAGICAL INSIGHT INVESTMENTS LIMITED, C/O CHINA MOBILE MEDIA TECHNOLOGY, INC., 9TH FLOOR, BLOCK C, INTELL-CENTER, NO. 18 ZHONGGUANCUN EAST ROAD, HAIDIAN DISTRICT, BEIJING, CHINA 100083, ATTENTION: CHIEF FINANCIAL OFFICER, FACSIMILE NO: +86 10 8260 1927.

GUARANTEED SENIOR NOTES DUE 2014

ISIN: XS0325944170
Common Code: 032594417

No. 1	RMB150,000,000

MAGICAL INSIGHT INVESTMENTS LIMITED

promises to pay to HSBC Nominees (Hong Kong) Limited, or registered assigns, as nominee of the Common Depositary for Clearstream Banking, société anonyme (“Clearstream”) and/or Euroclear Bank S.A./N.V. (“Euroclear”), or registered assigns, the Dollar Equivalent of the principal sum of RMB150,000,000 on January 11, 2014, or such greater or lesser principal amount at the Stated Maturity hereof as is indicated in the records of the Trustee and the Common Depositary.

Interest Payment Dates: January 11 and July 11, commencing July 11, 2008.

Record Dates: December 27 and June 26.

Dated: January 11, 2008.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

MAGICAL INSIGHT INVESTMENTS LIMITED

By:
Name: Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Global Notes referred to in the within-mentioned Indenture:

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, as Trustee

By:
Authorized Signatory

Dated January 11, 2008

(Back of Note)

GUARANTEED SENIOR NOTES DUE 2014

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest, Additional Amounts and Additional Tax Amounts. MAGICAL INSIGHT INVESTMENTS LIMITED, a British Virgin Islands corporation (the “Company”), promises to pay the Dollar Equivalent of interest on the principal amount of this Note at 9.5% per annum from the first anniversary of the Issue Date until maturity. “Dollar Equivalent” means, at any time for the determination thereof, the amount of Dollars obtained by converting RMB into Dollars at the base rate for the purchase of Dollars with RMB as quoted by the People’s Bank of China at Noon (Beijing time) two Business Days prior to the date of determination. The Company shall pay interest semi-annually on January 11 and July 11 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest shall accrue from the most recent date to which interest has been paid on the Notes (or one or more Predecessor Notes) or, if no interest has been paid, from the date of issuance: provided, however, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be July 11, 2008. The Company shall pay the Dollar Equivalent of interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time at a rate that is 2.0% per annum in excess of the interest rate then in effect under the Indenture and this Note; it shall pay the Dollar Equivalent of interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed. The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the RMB Notional Amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as such rate may be modified by United States law of general application. The Company promises to pay Additional Amounts and Additional Tax Amounts as and when required by the Indenture.

2. Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the January 11 or July 11 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium (including Additional Amounts and Additional Tax Amounts), if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, The Hongkong and Shanghai Banking Corporation Limited, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Company issued the Notes under an Indenture dated January 11, 2008 (“Indenture”) among the Company, China Mobile Media Technology Inc. (the “Parent”) as a guarantor, the other guarantors party thereto (together with the Parent, the “Guarantors”) and the Trustee. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Mandatory Redemption.

The Company agrees that on the dates indicated in the following table, the Company will prepay and there shall become due and payable the corresponding principal amount as shall then be outstanding.

Date Amount	Percentage of Principal
January 11, 2011	10%
July 11, 2011	10%
January 11, 2012	20%
July 11, 2012	20%
January 11, 2013	20%
July 11, 2013	10%

The entire remaining principal amount of the Notes shall become due and payable on January 10, 2014. Each required prepayment made pursuant to this paragraph 5 shall be made at the Dollar Equivalent of the required prepayment amount and without payment of any premium and allocated among all of the Notes in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof. Upon any repurchase of the Notes pursuant to paragraph 6, the principal amount of each required prepayment of the Notes becoming due under this paragraph 5 on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.

In the case of each prepayment of Notes pursuant to this paragraph 5, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

6. Repurchase at Option of Holder.

(a) Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part (equal to RMB1.0 million or an integral multiple of RMB1.0 million) of such Holder’s Notes (a “Change of Control Offer”) at a purchase price in cash equal to the Dollar Equivalent of 105% of the aggregate principal amount of the RMB Notional Amount repurchased, plus accrued and unpaid interest on the Notes repurchased to the purchase date (subject to the right of Holders of record on the relevant record date to receive interest to, but excluding, the Purchase Date).

(b) If the Company or one of its Subsidiaries consummates any Asset Sales, they shall not be required to apply any Net Available Cash in accordance with the Indenture until the aggregate Net Available Cash from all Asset Sales following the date the Notes are first issued after application of Net Available Cash as provided in the second paragraph of Section 4.12 of the Indenture, exceeds $3.0 million, at which time the Company shall commence an offer for Notes pursuant to the Indenture by applying the Net Available Cash (an “Asset Sale Offer”) pursuant to Section 3.07 of the Indenture to purchase the maximum principal amount of Notes that may be purchased out of the Net Available Cash at an offer price in cash equal to the Dollar Equivalent of 100% of the principal amount, plus accrued and unpaid interest to the date fixed for the closing of such offer in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Net Available Cash, the Company (or such Subsidiary) may use such deficiency first to repay certain credit facilities or any other Senior Debt of the Company or any Guarantor or Debt of any Subsidiary of the Company that is not a Guarantor (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company), and only thereafter, for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Net Available Cash, the Trustee shall select the Notes to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

(c) Upon the occurrence of a Delisting, each Holder shall have the right to require the Company to repurchase all or any part (equal to RMB1.0 million or an integral multiple of RMB1.0 million) of such Holder’s Notes (a “Delisting Offer”) at a purchase price in cash equal to the Dollar Equivalent of 105% of the aggregate principal amount of the RMB Notional Amount repurchased, plus accrued and unpaid interest on the Notes repurchased to the purchase date (subject to the right of Holders of record on the relevant record date to receive interest to, but excluding, the Purchase Date).

8. Notice of Redemption. Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than RMB1.0 million may be redeemed in part but only in whole multiples of RMB1.0 million, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of RMB1.0 million and integral multiples of RMB1.0 million. This Note shall represent the aggregate principal amount of outstanding Notes from time to time endorsed hereon and the aggregate principal amount of Notes represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. Subject to certain exceptions, the Company and the Trustee may amend or supplement the Indenture or the Notes with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07 of the Indenture, any existing Default or Event of Default (except a continuing Default or Event of Default in the payment of principal, premium, if any, or interest on the Notes) or compliance with any provision of the Indenture or the Notes (except for certain covenants and provisions of the Indenture which cannot be amended without the consent of each Holder) may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes). Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add additional Guarantees or additional obligors with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company, or to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder.

12.Defaults and Remedies. Each of the following is an Event of Default under the Indenture: (a) failure to make the payment of any interest on such Notes when the same becomes due and payable, and such failure continues for a period of 10 days; (b) failure to make the payment of any principal of, or premium, if any, on, any of such Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, mandatory redemption, optional redemption, required repurchase or otherwise, including payment of Additional Amounts; (c) failure to comply with Section 5.01 of the Indenture; (d) failure to comply with any other covenant or agreement in such Notes or in this Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c) and other than the failure to comply with Section 4.24 of the Indenture, for which payment of Additional Amounts is provided for under the Indenture and is governed by Section 4.01 thereof), and such failure continues for 30 days (45 days in the case of failure to comply with Section 4.26(b) of the Indenture) after written notice is given to the Company by the Trustee or the holders of not less than 25% in aggregate principal amount of such Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default;” (e) a default under any Debt by the Company or any Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than US$3.0 million or its foreign currency equivalent at the time; (f) any legal proceeding that shall have a good foundation in law and fact that would potentially result in the payment of money in an aggregate amount in excess of US$5.0 million (or its foreign currency equivalent at the time) shall be instituted against the Parent, the Company or any of its Subsidiaries, or judgment or judgments for, the payment of money in an aggregate amount in respect of US$1.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Parent, the Company or any of its Subsidiaries; (g) any Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Guarantee) or any Guarantor denies or disaffirms its obligations under its Guarantee; (h) certain events of bankruptcy, insolvency or reorganization affecting the Parent, the Company or any of its Significant Subsidiaries; (i) any default by the Parent, the Company or Future Guarantor Pledgor in any of its obligations under the Security Documents, which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the Collateral or which adversely affects the condition or value of the Collateral, taken as a whole, in any material respect; the security interest under the Security Documents shall, at any time, cease to be in full force and effect for any reason other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture or any security interest created thereunder shall be declared invalid or unenforceable or the Company or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable; (j) the Parent, the Company or any Future Guarantor Pledgor denies or disaffirms its obligations under any Security Document or, other than in accordance with this Indenture and the Security Documents, any Security Document ceases to be or is not in full force and effect or the Trustee ceases to have a first priority interest in the Collateral; (k) the Company or its Subsidiaries amends or modifies their respective constitutive documents in such a manner that would have a Material Adverse Effect or engages any business other than a Related Business; (l) either the Indenture, the Notes, any loan made directly or indirectly from the Company to the WFOE, or any Security Document shall be (A) declared by any Governmental Authority to be illegal or unenforceable or (B) terminated prior to its scheduled termination date; (m)(i) the confiscation, expropriation or nationalization by any Governmental Authority of any Property of the Parent, the Company or any of its Subsidiaries; or (ii) if such revocation or repudiation could reasonably be expected to have a Material Adverse Effect, the revocation or repudiation by any Governmental Authority of any previously granted Governmental Approval to the WFOE that is material to the operation of the Related Business; or (iii) the imposition or introduction of material and discriminatory taxes, tariffs, royalties, customs or excise duties imposed on the WFOE, or the material and discriminatory withdrawal or suspension of material privileges or specifically granted material rights of a fiscal nature; (n) failure by the Parent, the Company or any Affiliate thereof (other than any Person who is an Affiliate solely because such Person is a holder of Notes or of the Parent’s warrants to purchase its common stock) to comply with any of the agreements in that certain Investor Rights Agreement dated the Issue Date by and among the Company, the Parent, certain Affiliates of the Company and the other Persons therein named if such failure continues for 30 days after written notice is given to the Company by the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default;” (o) failure by the Parent, the Company or any Affiliate thereof (other than any Person who is an Affiliate solely because such Person is a holder of Notes or of the Parent’s warrants to purchase its common stock) to comply with any of the agreements in that certain Investor Rights Agreement dated the Issue Date by and among the Company, the Parent, certain Affiliates of the Company and the other Persons therein named if such failure continues for 30 days after written notice is given to the Company by the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default;” (p) failure by Beihai Hi-Tech Wealth Technology Development Co. Ltd. on or before the expiration of 30 days after the Issue Date to fully discharge, refinance (without change to the repayment term) or obtain in writing a continuing waiver for not less than one year regarding any Debt of such WFOE that as of the Issue Date is in default; (q) with respect to Beijing Hi-Tech Wealth Electronic Products Co. Ltd., a limited liability company organized in the PRC, (i) any sale, lease, license or other transfer or disposition (other than to the Parent or any of its Subsidiaries) of any of its rights in respect of patents, patent rights, licenses, inventions, copyrights, know-how (including any discoveries, concepts, ideas, research and development, know-how, formulas, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, trademarks, service marks and trade names in respect of mobile telephones, or (ii) expiration, termination or revocation of any of its licenses, permits, certificates, consents, orders, approvals and other authorizations from any Governmental Authority in respect of the manufacture, sale or distribution of mobile telephones in the PRC, or (iii) failure by such company to license or sub-license on an exclusive basis (including with prejudice to the rights of Beijing Hi-Tech Wealth Electronic Products Co. Ltd. itself) to the Parent or any of its Subsidiaries any of the intellectual property described in the foregoing clause (i) or the licenses, permits, certificates, consents, orders, approvals and other authorizations described in the foregoing clause (ii), in each case on terms and conditions that are substantially similar to and not materially more disadvantageous to the licensee than licenses by such licensor to such licensee in existence on the Issue Date; (r) the Company as of March 31, 2008 shall not have consummated the transactions contemplated by that certain Binding Term Sheet, dated February 8, 2007 (the “Binding Term Sheet”), by and between the Company and Beijing Hi-Tech Wealth Investment and Development Company Limited, including without, limitation, (i) performing, or causing one of its Subsidiaries to perform, the Company’s obligations thereunder or pursuant to the subsequent definitive agreement, if any, entered into by such parties with respect to the matters contemplated in the Binding Term Sheet (to the extent applicable, the “Binding IP Transfer Agreement”); (ii) paying, or causing one of its subsidiaries to pay, the requisite purchase price as set forth in the Binding Term Sheet or, to the extent applicable, the Binding IP Transfer Agreement; (iii) registering, or causing one of its Subsidiaries to register, the transfer of the applicable intellectual property rights purchased pursuant to the Binding Term Sheet, or to the extent applicable, the Binding IP Transfer Agreement, with the applicable Governmental Authorities, so as to ensure the proper ownership of such intellectual property rights by the Company or one of its Subsidiaries; or (s) failure by any Permitted Holder, the Parent or any of its Subsidiaries to fully comply, including without limitation, with any applicable foreign exchange registration, settlement or remittance requirement therein, with Circular 75 issued by the PRC State Administration of Foreign Exchange on October 21, 2005, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in the Indenture, all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of at least three-fourths in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of at least three-fourths in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest, or the principal of, the Notes. The Parent is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Parent is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13. Trustee Dealings with the Parent and the Company. Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Parent, the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

14. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Parent, the Company or of any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Parent, the Company or any Subsidiary Guarantor under the Indenture, the Notes, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability.

15. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. Governing Law. The Indenture, the Guarantee and this Note shall be governed by and construed in accordance with the law of the state of New York.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 3.06, 4.12 or 4.16 or 4.30 of the Indenture, check the box below:

☐ Section 3.06

☐ Section 4.12	Purchase Date: _______________

☐ Section 4.16

☐ Section 4.30

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 3.11, 4.12 or 4.16 or 4.30 of the Indenture, state the amount you elect to have purchased: RMB_____________________

Date: _______________________________

Your Signature: ________________________________

(Sign exactly as your name appears on the Note)

SIGNATURE GUARANTEE:

________________________________________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP.

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

______________________________________________________________________________________________________________________
(Insert assignee’s social security or other tax I.D. no.)
______________________________________________________________________________________________________________________
______________________________________________________________________________________________________________________
______________________________________________________________________________________________________________________
______________________________________________________________________________________________________________________
(Print or type assignee’s name, address and zip code) and irrevocably appoint ___________________________
as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.
______________________________________________________________________________________________________________________

Date: ______________

Your Signature: ______________________________________
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee: _____________________________________

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian